EXHIBIT 99.01

FOR IMMEDIATE RELEASE	CONTACT:
September 23, 2008	Debbie Elliott
Talk, Inc.
(910) 395-5051
cell: (910) 471-3181

THE BOARD OF DIRECTORS ANNOUNCES THAT CAMERON COBURN HAS

RESIGNED AS PRESIDENT AND CEO OF CAPE FEAR BANK:

Mark Tyler Named Interim President And Chief Executive Officer

WILMINGTON, NC – The Board of Directors of Cape Fear Bank has announced that Cameron Coburn has resigned as President and Chief Executive Officer, effective Friday, September 19. Mark Tyler, Senior Vice President and Chief Banking Officer, has been appointed by the Board as the interim President and Chief Executive Officer. Tyler has been with Cape Fear Bank in a number of management positions since 1999.

“Cameron Coburn’s leadership has been invaluable to the success of Cape Fear Bank,” said Lee Crouch, Chairman of the Board of Directors. “He helped organize and build Cape Fear Bank over its 10-year history from one location in Wilmington to eight branch offices from Surf City to Sunset Beach. All of us thank him for his hard work and wish him well as he moves into the next chapter of his career.”

According to Crouch, the Board of Directors is in the process of determining how and when to begin the search process for a permanent President and Chief Executive Officer. In the meantime, Tyler will assume all such responsibilities.

-more-

Tyler joined Cape Fear Bank in 1999 as First Vice President and Business Banking Officer and became part of the bank’s management team in 2006. As Cape Fear Bank’s Senior Vice President and Chief Banking Officer, Tyler maintains overall responsibility for the retail and commercial loan functions. Tyler began his banking career in 1987 with United Carolina Bank. He is a graduate of the University of North Carolina at Wilmington.

Cape Fear Bank (Nasdaq Capital Market: CAPE) has eight locations: the Main Office at 1117 Military Cutoff Road; the Oleander Office at 4008 Oleander Drive; the Pine Valley Office at 3702 South College Road; the Hampstead Office at 14572 US Highway 17; the Surf City Office at 13500 Highway 50, Suite 101; the Waterford Office at 503 Olde Waterford Way, Suite 104; the Sunset Beach Office at 720 Sunset Boulevard North; and the Southport Office at 1419 North Howe Street. Operating hours are Monday through Friday; Lobby: 9:00 a.m. to 5:00 p.m. and Drive-thru: 8:30 a.m. to 5:00 p.m.

###